Exhibit 8.1

[Form of Tax Opinion]

                    , 2015

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, Delaware 19904

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Utilities Corporation in connection with the transactions pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) (the “Merger”), dated as of January 30, 2015, by and among Gatherco, Inc., an Ohio corporation (“Gatherco”), Chesapeake Utilities Corporation, a Delaware corporation (“Chesapeake”), Aspire Energy of Ohio, LLC, a Delaware limited liability company and wholly owned subsidiary of Chesapeake, and Christian S. Gerig.

At your request, and in connection with this opinion delivered in connection with the filing with the Securities and Exchange Commission of the registration statement of Chesapeake on Form S-4 (the “Chesapeake Registration Statement”), which includes the prospectus of Chesapeake, we are rendering our opinion concerning certain U.S. federal income tax matters. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, and with the consent of Chesapeake and Gatherco, we are relying upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the factual statements, representations, and warranties contained in the following documents:

(a)	The Merger Agreement;

(b)	The Chesapeake Registration Statement;

(c)	The representations made to us by Chesapeake in its representation letter dated , 2015;

(d)	The representations made to us by Gatherco in its representation letter dated , 2015; and

Chesapeake Utilities Corporation

<            , 2015>

(e)	Such other instruments and documents relating to the organization and operation of Chesapeake and to the consummation of the Merger, as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Chesapeake Registration Statement and in accordance with the provisions of the Merger Agreement, without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that documents submitted to us as original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) that the covenants set forth in the Merger Agreement will be complied with.

Subject to the qualifications and assumptions stated in the discussion in the Chesapeake Registration Statement under the heading, “Material Federal Income Tax Consequences of the Merger” (the “Discussion”) and to the limitations and qualifications set forth herein, all statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in the Discussion, unless otherwise noted, constitute our opinion as to the material U.S. federal income tax consequences of the Merger.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion is not binding on the Internal Revenue Service or the courts. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the federal income tax laws or the application or interpretation thereof.

We are furnishing this opinion solely in connection with the filing of the Chesapeake Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Chesapeake Registration Statement and the references to this opinion in the Chesapeake Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,